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                                                                    Exhibit 99.1

NORTHWAY FINANCIAL, INC.                           9 Main Street
                                                   Berlin, New Hampshire 03570

Contact: Richard P. Orsillo
         Senior Vice President
         and Chief Financial Officer
         603-752-1171                                    FOR IMMEDIATE RELEASE

                NORTHWAY FINANCIAL, INC. ANNOUNCES SECOND QUARTER
                     RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, July 26, 2005...Northway Financial, Inc. (the "Company") (NASDAQ: NWFI) reported net income for the quarter ended June 30, 2005 of $904,000, or $0.60 per share, compared to $748,000, or $0.50 per share, for the same quarter in 2004, an increase of $156,000 or 21% . Net income for the six months ended June 30, 2005 was $1,727,000, or $1.15 per share, compared to $1,477,000, or $0.99 per share, for the six months ended June 30, 2004, an increase of $250,000 or 17%.

         Commenting on the second quarter results, William J. Woodward, President and Chief Executive Officer of the Company stated:

         "The second quarter results are encouraging. The 21% improvement in earnings over the second quarter of 2004 continues the improvement achieved in the first quarter of 2005. This earnings enhancement reflects our emphasis on increasing the amounts of other noninterest income."

         In addition, Mr. Woodward commented, "To improve service to our New Hampshire customers, the Boards of Directors of the Berlin City Bank and The Pemigewasset National Bank of Plymouth, NH voted to consolidate these two operating subsidiaries of Northway Financial, Inc. effective October 1, 2005 under the name Northway Bank. The regulatory approval process is underway. This consolidation is the latest in a series of steps that have been taken over the last several years to optimize the competitiveness of our Company. We believe that this consolidation offers the customers of BCB and Pemi the convenience of an expanded branch network, and through consolidated resources, the ability to provide enhanced products and services. Northway Bank will be one of the largest independent commercial community banks in New Hampshire."

         The Company declared a quarterly dividend on July 26, 2005 of $0.18 per share payable August 10, 2005 to shareholders of record on August 5, 2005.

         Net interest and dividend income for the second quarter of 2005 was $5,674,000 compared to $5,698,000 for the second quarter of 2004, a decrease of $24,000. There was no provision for loan losses for the second quarter of 2005, compared to $120,000 for the second quarter of last year. The provision is established based upon a review of the adequacy of the allowance for loan losses. This review includes consideration of, among other factors, the Company's loan loss experience and takes into consideration the Company's decision to terminate indirect auto lending. At June 30, 2005 the allowance for loan losses was 1.14% of total loans, compared to 1.01% at June 30, 2004. Net securities gains for the quarter decreased $163,000 to $98,000, compared to $261,000 for the same period last year. Other noninterest income for the quarter increased $194,000 to $1,197,000 compared to $1,003,000 for the same period last year. Other operating expense was $5,752,000 for the quarter, compared to $5,702,000 for the same period last year, an increase of $50,000.

         Net interest and dividend income for the six months ended June 30, 2005 increased $369,000 to $11,611,000, compared to $11,242,000 for the same period last year. The provision for loan losses for the first six months of 2005 decreased $195,000 to $75,000, compared to $270,000 for the first six months of 2004. Securities gains for the first six months of 2005 decreased $551,000 to $169,000, compared to $720,000 for the same period last year. Other noninterest income year-to-date increased $273,000 to $2,113,000, compared to $1,840,000 for the same period last year. Other operating expense increased $54,000 to $11,364,000 for the first six months of 2005, compared to $11,310,000 for the same period last year.

         At June 30, 2005, Northway Financial had total assets of $629,225,000 compared to $638,003,000 at June 30, 2004, a decrease of $8,778,000. Loans, including loans held-for-sale, at June 30, 2005 decreased $34,585,000 to $459,933,000, compared to June 30, 2004. Investments, including federal funds sold, increased $27,161,000 to $114,520,000. Total deposits were $462,037,000 at
June 30, 2005, a decrease of $11,621,000 compared to June 30, 2004. Total borrowings decreased $932,000 to $112,807,000. Total stockholders' equity increased $3,272,000 to $50,355,000.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a multi-bank holding company. Through its subsidiary banks, The Berlin City Bank and The Pemigewasset National Bank of Plymouth, New Hampshire, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
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                            Northway Financial, Inc.
                            ------------------------
                      Selected Consolidated Financial Data
                                   (Unaudited)
             (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                               June 30,
                                                      2005              2004

Total assets                                       $  629,225        $  638,003
Loans, net(1)                                         459,933           494,518
Investments(2)                                        114,520            87,359
Deposits                                              462,037           473,658
Borrowings                                            112,807           113,739
Stockholders' equity                                   50,355            47,083

Book value per share                               $    33.45        $    31.40
Tangible book value per share(3)                        24.89             22.12
Leverage ratio                                           9.04%             8.12%
Shares outstanding                                  1,505,574         1,499,574

                                       For the Three Months  For the Six Months
                                         Ended June 30,        Ended June 30,
Operating results:                       2005       2004       2005       2004
Net interest and dividend income       $ 5,674    $ 5,698    $11,611    $11,242
Securities gains, net                       98        261        169        720
Other noninterest income                 1,197      1,003      2,113      1,840
Loan loss provision                       --          120         75        270
Other operating expense                  5,752      5,702     11,364     11,310
Income before tax                        1,217      1,140      2,454      2,222
Income tax expense                         313        392        727        745
Net income                             $   904    $   748    $ 1,727    $ 1,477

Earnings per share                     $  0.60    $  0.50    $  1.15    $  0.99
Return on average assets                  0.59%      0.48%      0.56%      0.48%
                                                                           0.87%
Return on average equity                  7.24%      6.24%      6.95%      6.15%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
(3) Includes a deduction of $12,887 and $13,914 for goodwill, core deposit intangible and mortgage servicing assets for 2005 and 2004, respectively.